UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

September 24, 2013

Date of Report (Date of earliest event reported)

Ciber, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6363 South Fiddler’s Green Circle, Suite 1400,

Greenwood Village, Colorado, 80111

(Address of principal executive offices) (Zip code)

(303) 220-0100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)  Effective September 24, 2013, Ciber, Inc. (the “Company”) and Claude Pumilia have entered into an agreement to define the terms of Mr. Pumilia’s resignation.  Consistent with the terms of Mr. Pumilia’s employment agreement dated March 7, 2011, the Company agreed to pay Mr. Pumilia a lump sum of $798,000 that includes one year of Mr. Pumilia’s annual salary, one year of annual cash incentive bonus at target level, and a pro-rata portion of the annual cash incentive bonus for the current year.  With respect to equity vesting, the company agreed to accelerate the vesting of all unvested equity awards scheduled to vest in the next eighteen months, instead of the twelve month period set in Mr. Pumilia’s employment agreement.  In addition, the exercise period for any stock options will be the earlier of one year from Mr. Pumilia’s termination date or the original expiration date of the stock option.  In addition, Mr. Pumilia agreed to release the Company from all claims with other customary terms and conditions.  This description of the terms of Mr. Pumilia’s agreement with the Company is fully qualified by reference to the agreement, a copy of which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Effective September 24, 2013, the Company and Michael Lehman have entered into an agreement to define the terms of Mr. Lehman’s employment as Chief Financial Officer.  In addition to providing a base salary of $16,000 bi-weekly and customary terms for an executive-level employment-at-will agreement, the agreement provides for a payment of $100,000 in the event that Mr. Lehman provides transition services for ninety days after the start date of a permanent Chief Financial Officer.  In addition, the Company agrees to provide a furnished apartment and use of a rental car while Mr. Lehman works at the Company’s headquarters in Colorado.  This description of the terms of Mr. Lehman’s agreement with the Company is fully qualified by reference to the agreement, a copy of which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIBER, INC.

Date: September 25, 2013	By:	/s/ M. Sean Radcliffe
M. Sean Radcliffe
SVP and General Counsel